Exhibit 99.1

Universal Insurance Holdings Declares Cash Dividend of 16 Cents per Share and Estimates 2021 Accident Year Strengthening and Prior Years' Development

•Declared a quarterly cash dividend of 16 cents per share
•Inflationary pressures driving enhanced conservatism in current and prior years' reserves
•All capital raised in the fourth quarter remains at the parent company to support growth

Fort Lauderdale, Fla., February 10, 2022 – Universal Insurance Holdings, Inc. (NYSE: UVE) announced today that its Board of Directors has declared a quarterly cash dividend of 16 cents per share of common stock, payable March 17, 2022, to shareholders of record as of the close of business on March 10, 2022.

In addition, as a result of taking a more conservative inflationary stance, the Company estimates 2021 accident year strengthening of reserves in the fourth quarter of $30.7 million on an after-tax, net basis, and $21.5 million in weather above plan on an after-tax, net basis. Lastly, the Company estimates catastrophe and non-catastrophe related prior years' adverse development of $27.9 million on an after-tax, net basis. In total, the Company expects a fourth quarter 2021 net impact of approximately $80.1 million after-tax (contributing 10.1 points to the full year combined ratio).

"As the second half of 2021 has matured, we have seen the effects of inflationary pressures, which we are addressing through our primary rate increases and current year reserve strengthening on attritional claims and PCS events, as well as on prior years' claims," said Stephen J. Donaghy, Chief Executive Officer. "These actions to combat inflationary and social pressures have resulted in substantial positive strides on our reserve position over the past 24 months. We remain positive on the recent legislative actions taken in Florida and continue to hold all of the capital we raised during the fourth quarter at the parent company level to continue to support growth."

About Universal Insurance Holdings, Inc.
Universal Insurance Holdings (UVE) is a holding company offering property and casualty insurance and value-added insurance services. We develop, market, and write insurance products for consumers predominantly in the personal residential homeowners lines of business and perform substantially all other insurance-related services for our primary insurance entities, including risk management, claims management and distribution. We sell insurance products through both our appointed independent agents and through our direct online distribution channels in the United States across 19 states (primarily Florida). Learn more at UniversalInsuranceHoldings.com.

Investor Relations Contact:
Rob Luther, 954-892-6487
VP, Corporate Development, Strategy & IR
rluther@universalproperty.com